Exhibit 99.1

Octagon 88 Resources Annouces Final AGAT Lab Results On The Successful Bluesky Gething Well.

New York –April 22, 2013 (BUSINESS WIRE)--  Octagon 88 Resources Inc. has now received the AGAT laboratories final analysis report from CEC North Star Energy Ltd. providing analysis data from the core samples taken from the Bluesky Gething coring operations carried out in March 2013. The full report includes the information previously released and final results - consisting of Depth 440-470 (m), Gross Pay approximately 20 (m). Calculated porosity range from 24% to 32%, Permeability range of the samples of .5 to 2.8  darcies with the median about 1.2 darcies, Oil Saturation range from 60 to 80%, Oil Gravity 10.73 (API) at reservoir conditions in the lower zone. No API was obtained from the upper zones.  The full AGAT report will be filed as an 8k in the company’s filings.

This report matches the prior advice from the CEC North Star technical team that this Bluesky/Gething project has oil and rock properties which are likely to be developed with primary production followed later by Enhanced Oil Recovery Methods (“EOR”) and then possibly a thermal project. This has confirmed we have comparable oil and rock properties to the other major producers in the Peace River Area of north western Alberta.

A 3D seismic program has been commissioned for July with the intent to more fully map the Bluesky channel and provide drill locations for subsequent development work.  This type of oil sands project with the oil and rock properties reported in the third party lab report is typically developed with vertical wells with multiple horizontal laterals followed by EOR.  Baytex, Murphy, Pennwest and others are using this development model successfully with some reporting current daily production in excess of 20,000 barrels a day.

The Company will license primary production test wells for drilling in the 4th quarter of 2013. The AGAT lab results and core samples are now being used to establish optimum production methods by simulation studies providing then recovery rates. These results are expected late May, 2013 with licensing of the drill locations beginning after the 3 D seismic program is completed in July.

The Company is very pleased with the Blue Sky project now being officially confirmed by third parties. The Elkton Erosional Edge results are expected near term and we expect similar confirmation of the second project resulting from that successful coring program.

Octagon 88 Resources Inc.

In 2012 / 2013 Octagon 88 Resources, Inc.  acquired substantial light and conventional heavy oil assets in Northern Alberta. The acquired projects have been substantially de-risked which leads the company to emerge as a development stage oil and gas company as of January 22, 2013. The company’s intention is to grow shareholder value through mergers and acquisitions opportunities available to the company. Octagon 88 Resources is the largest publicly trading shareholder of CEC North Star Ltd. with a 33% ownership.

The current program schedule entails working with the operator of these properties to bring on production and cash flow through the company’s direct working interests, and indirect investments spread throughout the projects.

CEC North Star Energy Ltd.

CEC North Star Energy Ltd is a non-public Calgary based Energy Corporation with a substantial Oilsands lease holding in the Peace River block of north western Alberta Canada.

CEC North Star has acquired sixty-seven (67) sections of oilsands leases. The independent petroleum engineering firm conducted a feasibility study 139 Mil (NPV @ 10% fully risked) based on a typical four sections development of the Elkton/Debolt. In addition the property is prospective for Bluesky/Gething oil sands formations which may lead to early primary production development similar to other projects in the Peace River Block offering significant production potential.

CEC North Star has entered into joint venture on adjoining properties consisting of 23 sections or 14,720 acres which may increase PIIP (Petroleum Initially in Place) to in excess of three (3) billion barrels.

CEC North Star’s vision is ultimately 100,000 bbl/d of bitumen from these lands and objectives are to create value by developing these Oilsands properties using scalable project development targeting multiple 5-10,000 bbl/d facilities with stakeholder involvement at every stage – Environment, Occupational Health and Safety are of paramount concern. Use of known technologies while remaining flexible to adopt new processes to maximize recovery of oil in place while reducing operating costs to the targeted sub $20/bbl and a relatively quick development schedule and lower capital costs compared to other oilsands projects resulting in maximum return on capital invested and quicker shareholder returns.

Contact

Octagon 88 Resources Inc.
Steinhausen - 6312
Switzerland
Tel:(+41) 79 237 6218
info@octagon-88.com
http://www.octagon-88.com

CEC North Star Ltd.
15th St SW
Calgary, Alberta T2T 5X3
+1 587 353 5550
info@cecnorthsar.com

Investor Relations
Helvetic Prime
Alexander Baldi
Tel:(+41)79- 256-9534
info@helveticprime.com
http://www.helveticprime.com

Forward-looking Statements:

This press release contains forward-looking statements concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program.  These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2013 drilling and development plan.  Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.